Exhibit 10.39

AMENDED AND RESTATED CREDIT AGREEMENT

between

SRI/SURGICAL EXPRESS, INC.

“Borrower”

and

WACHOVIA BANK, NATIONAL ASSOCIATION

“Bank”

Dated: December 19, 2003

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	4.16.	Intellectual Property	13
	4.17.	Insider	14
	4.18.	Compliance with Covenants; No Default	14
	4.19.	Full Disclosure	14

5.	Affirmative Covenants of Borrower		14
	5.1.	Incorporation of Affirmative Covenants	14
	5.2.	Partial Redemption Payments	14

6.	Negative Covenants of Borrower		15
	6.1.	Incorporation of Negative and Other Covenants	15

7.	[RESERVED]		15

8.	Default		15
	8.1.	Events of Default	15
	8.2.	Remedies	16
	8.3.	Receiver	17
	8.4.	Deposits; Insurance	17

9.	[RESERVED]		17

10.	Miscellaneous		17
	10.1.	No Waiver, Remedies Cumulative	17
	10.2.	Survival of Representations	18
	10.3.	Indemnification	18
	10.4.	Transfer of Letter of Credit	18
	10.5.	Reduction of Letter of Credit	18
	10.6.	Liability of the Bank	18
	10.7.	Notices	19
	10.8.	Governing Law	20
	10.9.	Successors and Assigns	20
	10.10.	Counterparts	20
	10.11.	No Usury	20
	10.12.	Powers	20
	10.13.	Approvals	20
	10.14.	Binding Arbitration; Preservation of Remedies	20
		(a) Binding Arbitration	20
		(b) Special Rules	21
		(c) Preservation and Limitation of Remedies	21
		(d) No Punitive Damages	21
		(e) Waiver of Jury Trial	21
	10.15.	Participations	21
	10.16.	Waiver of Certain Defenses	22
	10.17.	Indirect Means	22

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AMENDED AND RESTATED CREDIT AGREEMENT

THIS AGREEMENT (the “Agreement”), dated as of December 19, 2003, between SRI/SURGICAL EXPRESS, INC. (“Borrower”), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association (“Bank”);

W I T N E S S E T H :

In consideration of the premises and of the mutual covenants herein contained and to induce Bank to extend credit to Borrower, the parties agree as follows:

1. Definitions.

1.1 Defined Terms. Capitalized terms that are not otherwise defined herein shall have the meanings set forth below. If not so defined below or herein, such capitalized terms shall have the meanings assigned to them in the Indenture.

“Affiliate” of a Person means (a) any Person directly or indirectly owning 5% or more of the voting stock or rights of such named Person or of which the named Person owns 5% or more of such voting stock or rights; (b) any Person controlling, controlled by or under common control with such named Person; (c) any officer, director or employee of such named Person or any Affiliate of the named Person; and (d) any family member of the named Person or any Affiliate of such named Person.

“Arbitration Rules” has the meaning set forth in Section 10.15.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement, dated the date hereof, between WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, a national banking association, not individually, except as expressly stated herein, but solely as the Owner Trustee under the SRI Realty Trust 1998-1, as assignor and the Borrower, as assignee.

“Authority” shall mean any governmental authority, central bank or comparable agency charged with the interpretation or administration of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof.

“Bond Documents” means, collectively, the agreements listed on Exhibit B attached hereto, as the same may be amended, modified or supplemented from time to time in accordance with their respective terms.

“Bonds” shall mean collectively, (i) Industrial Development Board of the County of Hamilton, Tennessee Industrial Development Revenue Bonds (Sterile Recoveries, Inc. Project), Taxable Series 1999 issued in original aggregate principal amount of $4,500,000 and (ii) SRI Realty Trust 1998-1 Taxable Variable Rate Demand Bonds, Series 1999 issued in the original aggregate principal amount of $5,200,000.

“Business Day” shall mean any day not a Saturday, Sunday or legal holiday, on which commercial banks in Tampa, Florida and Charlotte, North Carolina are open for business.

“Change of Law” shall mean the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Authority.

“Debt” means all liabilities of a Person as determined under GAAP and all obligations which such Person has guaranteed or endorsed or is otherwise secondarily or jointly liable for, and shall include, without limitation (a) all obligations for borrowed money or purchased assets, (b) obligations secured by assets whether or not any personal liability exists, (c) the capitalized amount of any capital or finance lease obligations, (d) the unfunded portion of pension or benefit plans or other similar liabilities, and any operating lease or rental obligations, whether on or off-balance sheet, (e) obligations as a general partner, (f) contingent obligations pursuant to guaranties, endorsements, letters of credit and other secondary liabilities, and (g) obligations for deposits.

“Default” or “default” means any of the events specified in Section 8.1, whether or not any requirement in such Section for the giving of notice or the lapse of time or the happening of any further condition, event or act shall have been satisfied.

“Default Rate” means the “default rate” of interest per annum equal to the Prime Rate plus 4% per annum.

“Disputes” has the meaning set forth in Section 10.15.

“Environmental Laws” means, collectively the following acts and laws, as amended: the Comprehensive Environmental Response, Compensation and Liability Act of 1980; the Superfund Amendments and Reauthorization Act of 1986; the Resource Conservation and Recovery Act; the Toxic Substances Act; the Clean Water Act; the Clean Air Act; the Oil Pollution and Hazardous Substances Control Act of 1978; and any other “Superfund” or “Superlien” law or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect.

“Event of Default” means any event specified as such in Section 8.1 hereof, provided that there shall have been satisfied any requirement in connection with such event for the giving of notice or the lapse of time, or both.

“GAAP” means generally accepted accounting principles as in effect in the United States from time to time.

“Guarantor” means any Person now or hereafter guaranteeing, endorsing or otherwise becoming liable for any Obligations.

“Guaranty Agreement” means any guaranty instrument now or hereafter executed and delivered by any Guarantor to Bank, as it may be modified.

“Indenture” means (i) Trust Indenture, dated as of February 1, 1999, between The Industrial Development Board of the County of Hamilton, Tennessee and Wachovia Bank, National Association, as Trustee and (ii) the Trust Indenture, dated as of June 1, 1999 by and between Borrower and the Trustee, both, as amended, modified, supplemented or restated from time to time.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect a Person against fluctuations in interest rates or to hedge such Person’s interest rate risk exposure, including any swap agreements as defined in 11 U.S.C. §101, as amended.

“Issuer” means The Industrial Development Board of the County of Hamilton, Tennessee.

“Lien” means any mortgage, pledge, statutory lien or other lien arising by operation of law, security interest, trust arrangement, security deed, financing lease, collateral assignment or other encumbrance, conditional sale or title retention agreement, or any other interest in property designed to secure the repayment of Obligations, whether arising by agreement or under any statute or law or otherwise.

“Loan Documents” means this Agreement, each Guaranty Agreement, the Pledge Agreement, any Interest Rate Agreement, all documents listed on the Assignment and Assumption Agreement, and all other documents and instruments now or hereafter evidencing, describing, guaranteeing or securing the Obligations contemplated hereby or delivered in connection herewith, as they may be modified.

“Material Adverse Effect” means any (i) material adverse effect upon the validity, performance or enforceability of any of the Loan Documents or the Bond Documents or any of the transactions contemplated hereby or thereby, (ii) material adverse effect upon the properties, business, prospects or condition (financial or otherwise) of Borrower, any Subsidiary and/or any other Person obligated under any of the Loan Documents or the Bond Documents, or (iii) material adverse effect upon the ability of Borrower, any Subsidiary or any other Person to fulfill any obligation under any of the Loan Documents or the Bond Documents.

“Obligations” means all obligations now or hereafter owed to Bank by Borrower, whether related or unrelated to each Letter of Credit and Borrower’s reimbursement obligations hereunder, including, without limitation, amounts owed or to be owed under the terms of the Loan Documents and the Bond Documents, or arising out of the transactions described therein, including, without limitation, sums advanced to pay overdrafts on any account maintained by

Borrower with Bank, reimbursement obligations for other outstanding letters of credit or banker’s acceptances issued for the account of Borrower or its Subsidiaries, amounts paid by Bank under letters of credit or drafts accepted by Bank for the account of Borrower or its Subsidiaries, together with all interest accruing thereon, all obligations, whether now existing or hereafter arising, under any Interest Rate Agreement, including any swap agreements as defined in 11 U.S.C. §101, as amended, between Bank and Borrower whenever executed, all fees, all costs of collection, attorneys’ fees and expenses of or advances by Bank which Bank pays or incurs in discharge of obligations of Borrower, whether such amounts are now due or hereafter become due, direct or indirect and whether such amounts due are from time to time reduced or entirely extinguished and thereafter re-incurred.

“Permitted Debt” means (a) the Obligations; (b) Debt representing hedging liabilities owed to any Bank, if any; (c) Debt payable to suppliers and other trade creditors in the ordinary course of business on ordinary and customary trade terms and which is not past due; (d) Debt of any Subsidiary to Borrower or another Subsidiary; (e) endorsement of checks for collection in the ordinary course of business; (f) existing Debt incurred solely for the purpose of financing the acquisition or lease of equipment or real property, provided that such Debt is not for more than the purchase price of such equipment or real property and does not encumber property other than the purchased property; (g) Revolving Credit Agreement; and (h) existing Debt for Capital Lease (Corporate Office facility Racetrack Road).

“Permitted Liens” means (a) Liens securing the Obligations; (b) Deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security and similar laws; (c) attachment, judgment and other similar non-tax Liens arising in connection with court proceedings but only if and for so long as (i) the execution or enforcement of such Liens is and continues to be effectively stayed and bonded on appeal, (ii) the validity and/or amount of the claims secured thereby are being actively contested in good faith by appropriate legal proceedings and (iii) such Liens do not, in the aggregate, materially detract from the value of the assets of the Person whose assets are subject to such Lien or materially impair the use thereof in the operation of such Person’s business; (d) Liens securing the Revolving Credit Agreement; and (e) Liens securing Permitted Debt incurred solely for the purpose of financing the acquisition or lease of equipment or real property, provided that such Lien does not secure more than the purchase price of such equipment or real property and does not encumber property other than the purchased property.

“Person” means any natural person, corporation, unincorporated organization, trust, joint-stock company, joint venture, association, company, limited or general partnership, limited liability company, any government or any agency or political subdivision of any government, or any other entity or organization.

“Pledge Agreement” means any Pledge Agreement relating to the respective Bonds from Borrower to the Bank, as amended, restated or supplemented from time to time.

“Prime Rate” means that rate announced by Bank from time to time as its prime rate and is one of several interest rate bases used by Bank. Bank lends at rates both above and below Bank’s Prime Rate, and Borrower acknowledges that Bank’s Prime Rate is not represented or intended to be the lowest or most favorable rate of interest offered by Bank. The rate of Bank’s Prime Rate as that rate may change from time to time with changes to occur on the date Bank’s Prime Rate changes.

“Regulated Materials” means any hazardous, toxic or dangerous waste, substance or material, the generation, handling, storage, disposal, treatment or emission of which is subject to any Environmental Law.

“Revolving Credit Agreement” means the Amended and Restated Revolving Credit and Security Agreement, dated as of June 26, 2003, as amended and modified on August 7, 2003, by and among the Borrower, Bank and SouthTrust Bank, as further amended and modified from time to time.

“Solvent” means, as to any Person, that such Person has capital sufficient to carry on its business and transactions in which it is currently engaged and all business and transactions in which it is about to engage, is able to pay its debts as they mature, and has assets having a fair valuation greater than its liabilities, at fair valuation.

“Stated Expiration Date” means (i) February 15, 2004, the expiration date of the Letter of Credit relating to the Industrial Development Board of the County of Hamilton, Tennessee Industrial Development Revenue Bonds (Sterile Recoveries, Inc. Project), Taxable Series 1999, as such date may be extended pursuant to the terms of Section 2.9 hereof and (ii) February 15, 2004, the expiration date of the Letter of Credit relating to the SRI Realty Trust 1998-1 Taxable Variable Rate Demand Bonds, Series 1999, as such date may be extended pursuant to the terms of Section 2.9 hereof.

“Subsidiary” means any corporation, partnership or other entity in which Borrower, directly or indirectly, owns more than fifty percent (50%) of the stock, capital or income interests, or other beneficial interests, or which is effectively controlled by such Person.

“Tender Advance” has the meaning assigned to that term in Section 2.3 of this Agreement.

“Tender Draft” has the meaning assigned to that term in the Letter of Credit.

“Termination Date” means the last day a drawing is available under any Letter of Credit.

“Trustee” means any Person or group of Persons at the time serving as trustee under the Indenture.

1.2. Financial Terms. All financial terms used herein shall have the meanings assigned to them under GAAP unless another meaning shall be specified.

2. The Letter of Credit Facility.

2.1. Letter of Credit. Bank agreed to issue and deliver each Letter of Credit in favor of the Trustee in substantially the form of Exhibit A-1 and A-2 attached hereto. Bank agrees that any and all payments under each Letter of Credit will be made with Bank’s own funds.

2.2. Reimbursement and Other Payments. Except as otherwise provided in Section 3.3 below, Borrower shall pay to Bank:

(a) on or before 3:00 p.m. on the date that any amount is drawn under any Letter of Credit, a sum (together with interest on such sum from the date such amount is drawn until the same is paid, at the rate per annum provided in clause (b) of this Section 2.2) equal to such amount so drawn under any Letter of Credit;

(b) on demand, interest on any and all amounts remaining unpaid by Borrower when due hereunder from the date such amounts become due until payment thereof in full, at a fluctuating interest rate per annum equal at all times to the lesser of the Prime Rate plus two percent (2%) or the highest lawful rate permitted by applicable law, provided, after an Event of Default, interest shall accrue at the Default Rate;

(c) within 10 days of demand by Bank, any and all reasonable expenses actually incurred by Bank in enforcing any rights under this Agreement and the other Loan Documents; and

(d) within 10 days of demand by Bank all charges, commissions, costs and expenses set forth in Sections 2.4, 2.11 and 10.3 hereof.

2.3. Tender Advances.

(a) If Bank shall make any payment of that portion of the purchase price corresponding to principal and interest of the Bonds drawn under any Letter of Credit pursuant to a Tender Draft and the conditions set forth in Section 3.3 shall have been fulfilled, such payment shall constitute a tender advance made by Bank to Borrower on the date and in the amount of such payment (a “Tender Advance”); provided that if the conditions of said Section 3.3 have not been fulfilled, the amount so drawn pursuant to the Tender Draft shall be payable in accordance with the terms of Section 2.2(a) above. Notwithstanding any other provision hereof, Borrower shall repay the unpaid amount of each Tender Advance, together with all unpaid interest thereon, on the earlier to occur of: (i) such date as any Bonds purchased pursuant to a Tender Draft are resold as provided in paragraph 2.3(d) hereof; (ii) on the date one year following the date of such Tender Advance; or (iii) the Termination Date. Borrower may prepay the outstanding amount of any Tender Advance in whole or in part, together with accrued interest to the date of such prepayment on the amount prepaid.

(b) Borrower shall pay interest on the unpaid amount of each Tender Advance from the date of such Tender Advance until such amount is paid in full, payable monthly, in arrears, on the first day of each month during the term of each Tender Advance and on the date such amount is paid in full, at a fluctuating interest rate per annum in effect from time to time equal to the Prime Rate, provided that the unpaid amount of any Tender Advance which is not paid when due shall bear interest at the Default Rate, payable on demand and on the date such amount is paid in full.

(c) Pursuant to each Pledge Agreement, Borrower has agreed that, in accordance with the terms of each Indenture, Bonds purchased with proceeds of any Tender Draft shall be delivered by the Tender Agent to Bank or its designee to be held by Bank or its designee in pledge as collateral securing Borrower’s payment obligations to Bank hereunder. Bonds so delivered to Bank or its designee shall be registered in the name of Borrower, as provided for in Section 3 of the respective Pledge Agreement.

(d) Prior to or simultaneously with the resale of Pledged Bonds, Borrower shall prepay the then outstanding Tender Advances (in the order in which they were made) by paying to Bank an amount equal to the sum of (A) the amounts advanced by Bank pursuant to the corresponding Tender Drafts relating to such Bonds, plus (B) the aggregate amount of accrued and unpaid interest on such Tender Advances. Such payment shall be applied by Bank in reimbursement of such drawings (and as prepayment of Tender Advances resulting from such drawings in the manner described above), and, upon receipt by Bank of a certificate completed and signed by the Trustee in substantially the form of Annex F to the Letter of Credit, Borrower irrevocably authorizes Bank to rely on such certificate and to reinstate the Letter of Credit in accordance therewith. Funds held by the Tender Agent as a result of sales of the Pledged Bonds by the Remarketing Agent shall be paid to Bank by the Tender Agent to be applied to the amounts owing by Borrower to Bank pursuant to this paragraph (d). Upon payment to Bank of the amount of such Tender Advance to be prepaid, together with accrued interest on such Tender Advance to the date of such prepayment on the amount to be prepaid, the principal amount outstanding of Tender Advances shall be reduced by the amount of such prepayment and interest shall cease to accrue on the amount prepaid.

(e) Nothing herein shall affect any of Borrower’s obligations under any Interest Rate Agreement, including Borrower’s obligation to pay breakage fees, if any, as described therein.

2.4. Letter of Credit Commission and Fees.

(a) Borrower shall pay to Bank a fee or commission at the rate of 1.25% per annum on the amount available to be drawn under the Letter of Credit (computed on the date that such commission is payable) from and including the date of issuance of the Letter of Credit until the Termination Date, payable annually in advance on the date of issuance of the Bonds and thereafter on February 16 of each year commencing February 16, 2004; provided, the unearned portion of such fee shall be subject to rebate by Bank if the Letter of Credit ceases to be outstanding other than as a result of an Event of Default or Default, payment of the Bonds or any other action of Borrower which causes the Letter of Credit to be terminated.

(b) Borrower shall pay to Bank, upon transfer of any Letter of Credit in accordance with its terms, a transfer fee of $1,000.

2.5. Overdue Amounts; Late Payment Fees.

(a) Any payments not made as and when due shall bear interest from the date due until paid at the Default Rate, in Bank’s discretion.

(b) In addition to the Default Rate, if any payments are not timely made, Borrower shall also pay to Bank a late charge equal to 5% of each payment past due for 15 or more days. Borrower acknowledges that the late charge imposed herein represents a reasonable estimate of the expenses of Bank incurred because of such lateness. Acceptance by Bank of any late payment without an accompanying late charge shall not be deemed a waiver of Bank’s right to collect such late charge or to collect a late charge for any subsequent late payment received.

2.6. Computation. All payments of interest, commission and other charges under this Agreement shall be computed on the per annum basis of a year of 360 days and calculated for the actual number of days elapsed.

2.7. Payment Procedure. All payments made by Borrower under this Agreement shall be made to Bank in lawful currency of the United States of America and in immediately available funds at Bank’s office in Tampa, Florida before 2:00 p.m. (Eastern time) on the date when due, except for payments made pursuant to Section 2.2(a).

2.8. Business Days. If the date for any payment hereunder falls on a day which is not a Business Day, then for all purposes of this Agreement and the other Loan Documents, the same shall be deemed to have fallen on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payments of interest or commission, as the case may be.

2.9. Extension of Stated Expiration Date. Bank may, in its sole and absolute discretion, agree that the Stated Expiration Date may be extended for successive one-year terms which shall terminate on the anniversary of the then effective expiration date of each Letter of Credit unless it provides written notice at least 90 days prior to the then effective expiration date of its election not to renew.

2.10. Statement of Account. If Bank provides Borrower with a statement of account on a periodic basis, such statement will be presumed complete and accurate and will be definitive and binding on Borrower, unless objected to with specificity by Borrower in writing within forty-five (45) days after receipt.

2.11. Increased Costs; Reduced Returns.

(a) If after the date hereof, a Change of Law or compliance by Bank with any request or directive (whether or not having the force of law) of any Authority either: (i) shall subject Bank to any tax, duty or other charge with respect to any Letter of Credit or its obligations hereunder, or shall change the basis of taxation of payments to Bank of the principal of or interest on any Letter of Credit or its obligations hereunder or any other amounts due under this Agreement or the other Loan Documents in respect of each Letter of Credit or the obligations hereunder (except for changes in the rate of tax on the overall net income of Bank imposed by the jurisdiction in which Bank’s principal executive office is located); or (ii) shall impose, modify or deem applicable any reserve, special deposit insurance or similar requirement (including, without limitation, any such requirements imposed by the Board of Governors of the Federal Reserve System) against assets of, deposits with or for the account of, or credit extended by, Bank; or (iii) shall impose on Bank any other similar condition affecting such Letter of Credit or its obligations hereunder; and the result of any of the foregoing is to increase the cost to Bank of making or maintaining such Letter of Credit or its obligations hereunder, or to reduce the amount received or receivable by Bank under this Agreement, under such Letter of Credit or hereunder or under the other Loan Documents with respect thereto, by an amount deemed by Bank to be material, then, within fifteen (15) days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such increased cost or reduction.

(b) If Bank shall have determined that after the date hereof the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof, or compliance by Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any Authority, has or would have the effect of reducing the rate of return on Bank’s capital as a consequence of its obligations with respect to such adoption, change or compliance (taking into consideration Bank’s policies with respect to capital adequacy), by an amount deemed by Bank to be material, then from time to time, within fifteen (15) days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction.

(c) Bank will promptly notify Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle Bank to compensation pursuant to this Section. A certificate of Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, Bank may use any reasonable averaging and attribution methods.

2.12. Obligations Absolute. The obligations of Borrower under this Agreement shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances:

(a) any lack of validity or enforceability of any Letter of Credit, the Bonds, any of the other Bond Documents, any of the Loan Documents or any other agreement or instrument related thereto;

(b) any amendment or waiver of or any consent to departure from the terms of any Letter of Credit, the Bonds, any of the other Bond Documents, any of the Loan Documents or any other agreement or instrument related thereto;

(c) the existence of any claim, setoff, defense or other right which Borrower may have at any time against the Trustee, any beneficiary or any transferee of any Letter of Credit (or any Person for whom the Trustee, any such beneficiary or any such transferee may be acting), Bank or any other Person, whether in connection with this Agreement, the Loan Documents, each Letter of Credit, the Bond Documents or any unrelated transaction;

(d) any statement, draft or other document presented under each Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect, or any statement therein being untrue or inaccurate in any respect whatsoever, provided the Company shall be under no obligation to make any payment hereunder resulting from Bank’s gross negligence in accepting any such forged or fraudulent draft or document; or

(e) the surrender or impairment of any security for the performance or observance of any of the terms of this Agreement, or any of the other Loan Documents.

3. Conditions Precedent to Issuance; Disbursement of Bond Proceeds; Change of Interest Rate Modes.

3.1. Conditions Precedent to Issuance. The Borrower has previously complied with conditions precedent, and Bank has issued its Letters of Credit in the form attached hereto on Exhibits A-1 and A-2.

3.2. Conditions Precedent to Each Tender Advance. Each payment made by Bank under any Letter of Credit pursuant to a Tender Draft shall constitute a Tender Advance hereunder only if on the date of such payment the following statements shall be true:

(a) No Default. No Default or Event of Default then exists or would be caused by the making of such Tender Advance, and Bank shall have received a certificate signed by an authorized officer of Borrower, dated the date of the Tender Advance, to that effect;

(b) Correctness of Representations. The representations and warranties contained in Article 4 of this Agreement, the Bond Documents and in the Loan Documents are correct in all material respects on and as of the date of such Tender Advance as though made on and as of such date, and Bank shall have received a certificate signed by an authorized officer of Borrower, dated the date of the Tender Advance, to that effect;

(c) No Adverse Change. There shall have been no change which could have a Material Adverse Effect on the condition, financial or otherwise, of Borrower or any Subsidiary from such condition as it existed on the date of the most recent financial statements of such Person delivered prior to date hereof, and Bank shall have received a certificate signed by an authorized officer of Borrower, dated the date of the Tender Advance, to that effect; and

(d) Further Assurances. Borrower shall have delivered such further documentation or assurances as Bank may reasonably require. Unless Borrower shall have previously advised Bank in writing or Bank has actual knowledge that one or more of the above statements is no longer true (in which case Borrower shall not be entitled to a Tender Advance),

Borrower shall be deemed to have represented and warranted, on the date of payment by Bank under each Letter of Credit pursuant to a Tender Draft, that on the date of such payment the above statements are true and correct.

3.3. Changes in Interest Rate Modes. Borrower shall not convert the interest rate mode on the Bonds to a different interest rate mode without the written consent of Bank, which may be granted or withheld in its sole discretion.

4. Representations and Warranties. In order to induce Bank to enter into this Agreement, Borrower hereby represents and warrants (all of which shall survive the execution and delivery of the Loan Documents and all of which shall be deemed made as of the date hereof and as of the date of each Tender Advance), on behalf of it and each of its Subsidiaries, that:

4.1. Valid Existence and Power. It and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified or licensed to transact business in all places where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect on it; and it and each other Person which is a party to any Loan Document or Bond Document (other than Bank) has the power to make and perform the Loan Documents and Bond Documents executed by it, and all such instruments will constitute the legal, valid and binding obligations of such Person, enforceable in accordance with their respective terms, subject only to bankruptcy and similar laws affecting creditors’ rights generally.

4.2. Authority. The execution, delivery and performance thereof by it and each other Person (other than Bank) executing any Loan Document or Bond Document have been duly authorized by all necessary action of such Person, and do not and will not violate any provision of law or regulation, or any writ, order or decree of any court or Authority or any provision of the governing instruments of such Person, and do not and will not, with the passage of time or the giving of notice, result in a breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of such Person pursuant to, any law, regulation, instrument or agreement to which any such Person is a party or by which any such Person or its respective properties may be subject, bound or affected.

4.3. Financial Condition. Other than as disclosed in financial statements delivered on or prior to the date hereof to Bank, neither it nor any Subsidiary nor (to its knowledge) any Guarantor has any direct or contingent obligations or liabilities (including any guarantees or leases) or any unrealized or anticipated losses from any commitments of such Person which could reasonably be expected to have a Material Adverse Effect; all such financial statements have been prepared in accordance with GAAP and fairly present the financial condition of Borrower, Subsidiary or Guarantor, as the case may be, as of the date thereof; and it is not aware of any adverse fact (other than facts which are generally available to the public and not particular to it, such as general economic or industry trends) concerning its financial or business condition or future prospects or any Subsidiary or any Guarantor which could reasonably be expected to have a Material Adverse Effect and which has not been fully disclosed to Bank, including any adverse change in the operations or financial condition of such Person since the date of the most recent financial statements delivered to Bank; and it is Solvent, and after consummation of the transactions set forth in this Agreement and the other Loan Documents and Bond Documents, it will be Solvent.

4.4. Litigation. There are no suits or proceedings pending, or to its knowledge threatened, before any court or by or before any governmental or regulatory authority, commission, bureau or agency or public regulatory body against or affecting it, any Subsidiary or (to its knowledge) any Guarantor, or their assets, which if adversely determined could reasonably be expected to have a Material Adverse Effect.

4.5. Agreements, Etc. Neither it nor any Subsidiary is a party to any agreement or instrument or subject to any court order, governmental decree or any charter or other corporate restriction, adversely affecting its business, assets, operations or condition (financial or otherwise), nor is any such Person in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any agreement or instrument to which it is a party, or any law, regulation, decree, order or the like.

4.6. Authorizations. All authorizations, consents, approvals and licenses required under applicable law or regulation for the ownership or operation of the property owned or operated by it or any Subsidiary or for the conduct of any business in which it is engaged have been duly issued and are in full force and effect, and it is not in default, nor has any event occurred which with the passage of time or the giving of notice, or both, would constitute a default, under any of the terms or provisions of any part thereof, or under any order, decree, ruling, regulation, closing agreement or other decision or instrument of any Authority having jurisdiction over such Person, which default could reasonably be expected to have a Material Adverse Effect. Except as noted herein, no approval, consent or authorization of, or filing or registration with, any Authority or agency is required with respect to the execution, delivery or performance of any Loan Document or Bond Document.

4.7. Title. It and each Subsidiary has good title to all of the assets shown in its financial statements free and clear of all Liens, except Permitted Liens.

4.8. Taxes. It and each Subsidiary have filed all federal and state income and other tax returns which are required to be filed, and have paid all taxes as shown on said returns and all taxes, including withholding, FICA and ad valorem taxes, shown on all assessments received by it to the extent that such taxes have become due; and neither it nor any Subsidiary is subject to any federal, state or local tax Liens nor has such Person received any notice of deficiency or other official notice to pay any taxes; and it and each Subsidiary have paid all sales and excise taxes payable by it.

4.9. Labor Law Matters. No goods or services have been or will be produced by it or any Subsidiary in violation of any applicable labor laws or regulations or any collective bargaining agreement or other labor agreements or in violation of any minimum wage, wage-and-hour or other similar laws or regulations.

4.10. Judgment Liens. Neither it nor any Subsidiary, nor any of their assets, are subject to any unpaid judgments (whether or not stayed) or any judgment liens in any jurisdiction.

4.11. Subsidiaries. If it has any Subsidiaries, a list has been provided to the Bank in writing.

4.12. Environmental. Except as disclosed to Bank in writing, and except for ordinary and customary amounts of solvents, cleaners and similar materials used in the ordinary course of its business and in strict compliance with all Environmental Laws, neither it, nor to its best knowledge any other previous owner or operator of any real property currently owned or operated by it, has generated, stored or disposed of any Regulated Material on any portion of such property, or transferred any Regulated Material from such property to any other location in violation of any applicable Environmental Laws; no Regulated Material has been generated, stored or disposed of on any portion of the real property currently owned or operated by Borrower by any other Person, or is now located on such property; and it is in full compliance with all applicable Environmental Laws and it has not been notified of any action, suit, proceeding or investigation which calls into question compliance by it with any Environmental Laws or which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Regulated Material.

4.13. ERISA. Neither it nor any Subsidiary has any unfunded liabilities with respect to any pension, profit-sharing or other benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

4.14. Investment Company Act. Neither it nor any Subsidiary is an “investment company” as defined in the Investment Company Act of 1940, as amended.

4.15. Names. It currently conducts all business only under its legal name as set forth above in the introductory section of this Agreement; during the preceding five (5) years it has not (i) been known as or used any other corporate, fictitious or trade name, (ii) been the surviving entity of a merger or consolidation or (iii) acquired all or substantially all of the assets of any Person.

4.16. Intellectual Property. It and its Subsidiaries possess all licenses, certificates, franchises, permits and other authorizations from governmental and political subdivisions or regulatory authorities, and all patents, trademarks, service marks, trade names, copyrights, franchises, licenses and other rights that are necessary for ownership, maintenance and operation of any of their respective material Properties and assets, and neither it nor any of its Subsidiaries is in violation of any thereof, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, and, in any event, Borrower and its Subsidiaries possess all intellectual property rights necessary for the ownership, operation and development of its (or their) business as conducted, or contemplated to be conducted, by Borrower and such Subsidiaries.

4.17. Insider. It is not, and no Person having “control” (as that term is defined in 12 U.S.C. § 375(b)(5) or in regulations promulgated pursuant thereto) of it is, an “executive officer,” “director,” or “principal shareholder” (as those terms are defined in 12 U.S.C. § 375(b) or in regulations promulgated pursuant thereto) of Bank, of a bank holding company of which Bank is a subsidiary, or of any subsidiary of a bank holding company of which Bank is a subsidiary.

4.18. Compliance with Covenants; No Default. It is, and upon issuance of the Letter of Credit will be, in compliance with all of the covenants hereof; and no Default or Event of Default has occurred, and the execution, delivery and performance of the Loan Documents and Bond Documents and the issuance of the Letter of Credit will not cause a Default or Event of Default.

4.19. Full Disclosure. There is no material fact which is known or which should be known by it that it has not disclosed to Bank which could have a Material Adverse Effect; and no Loan Document, nor any agreement, document, certificate or statement delivered by it to Bank, contains any untrue statement of a material fact or omits to state any material fact which is known or which should be known by it necessary to keep the other statements from being misleading.

5. Affirmative Covenants of Borrower. Borrower covenants and agrees that from the date hereof and until payment in full of the Obligations and the formal termination of this Agreement, Borrower and each Subsidiary:

5.1 Incorporation of Affirmative Covenants. The affirmative covenants of the Revolving Credit Agreement provided in Section 5 (subsections 5.1 to 5.13 inclusive) are incorporated herein by reference. If said Sections are amended, such amendments shall be also be incorporated herein by reference. In the event the Revolving Credit Agreement shall terminate prior to the termination of this Agreement, the affirmative covenants contained in the Revolving Credit Agreement in existence at the time of such termination shall be incorporated herein verbatim and be effective hereunder.

5.2 Partial Redemption Payments. The Borrower shall make payments as set forth in Schedule A-1 of Exhibit C attached hereto and as set forth in Schedule A-2 of Exhibit D attached hereto into an escrow account established at the Bank (the “Escrow Account”) for the benefit of the Borrower. As security for the payment and performance of any and all of the Obligations hereunder, the Borrower hereby pledges to Bank and gives Bank a continuing security interest in and general lien upon and right of set-off against, all of its right, title and interest in and to the Escrow Account. The Bank shall approve any investments of amounts in the Escrow Account. Investment earnings in the Escrow Account shall accrue to the benefit of the Borrower and may be utilized as a setoff against the next payment by Borrower. The Borrower shall direct the Trustee on or before each date set forth in Schedule A of Exhibit C and Schedule A of Exhibit D (each a “Redemption Date”), to give notice that there will be an optional redemption of a principal amount set forth in such applicable schedule on such Redemption Date. The Borrower will satisfy the notice requirements under the applicable Indenture by providing a continuing notice in the form attached hereto as Exhibit C or Exhibit D, as applicable, to the applicable Bond Trustee.

6. Negative Covenants of Borrower. Borrower covenants and agrees that from the date hereof and until payment in full of the Obligations and the formal termination of this Agreement, neither Borrower nor any Subsidiary:

6.1. Incorporation of Negative and Other Covenants. The negative and other covenants of the Revolving Credit Agreement provided in Sections 6 and 7 (subsections 6.1 to 6.14 inclusive and subsection 7.1) are incorporated herein by reference. If said Sections are amended, such amendments shall be also be incorporated herein by reference. In the event the Revolving Credit Agreement shall terminate prior to the termination of this Agreement, the negative and other covenants contained in the Revolving Credit Agreement in existence at the time of such termination shall be incorporated herein verbatim and be effective hereunder. .

7. [RESERVED].

8. Default.

8.1. Events of Default. Each of the following shall constitute an Event of Default:

(a) There shall occur any default by Borrower in the payment, when due, of any principal of or interest on the Bonds, any amounts due hereunder or any other Loan Document or Bond Documents, or any other Obligations, including under any Interest Rate Agreement, and such default shall continue for more than three (3) days; or

(b) There shall occur any default by Borrower or any other party to any Loan Document or Bond Document (other than Bank) in the performance of any agreement, covenant or obligation contained in this Agreement or such Loan Document or such Bond Document or in any Interest Rate Agreement not provided for elsewhere in this Section 8; or

(c) Any representation or warranty made by Borrower or any other party to any Loan Document or Bond Document (other than Bank) herein or therein or in any certificate or report furnished in connection herewith or therewith shall prove to have been untrue or incorrect in any material respect when made; or

(d) Any other obligation now or hereafter owed by Borrower or any other party to any Loan Document or Bond Document to Bank shall be in default and not cured within the grace period, if any, provided therein, or Borrower or any Subsidiary shall be in default under any obligation in excess of $500,000 owed to any other obligee, which default entitles the obligee to accelerate any such obligations or exercise other remedies with respect thereto; or

(e) Borrower or any Subsidiary or any other party to any Loan Document or Bond Document shall voluntarily dissolve, liquidate or terminate operations or apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of such Person or of all or of a substantial part of its assets, admit in writing its inability, or be generally unable, to pay its debts as the debts become due, make a general assignment for the benefit of its creditors, commence a voluntary case under the federal Bankruptcy Code (as now or hereafter in effect), file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under Bankruptcy Code, or take any corporate action for the purpose of effecting any of the foregoing; or

(f) An involuntary petition or complaint shall be filed against Borrower or any Subsidiary or any other party to any Loan Document or Bond Document seeking bankruptcy relief or reorganization or the appointment of a receiver, custodian, trustee, intervenor or liquidator of Borrower or any Subsidiary or any other party to any Loan Document, of all or substantially all of its assets, and such petition or complaint shall not have been dismissed within sixty (60) days of the filing thereof; or an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving or ordering any of the foregoing actions;

(g) A judgment in excess of $500,000 shall be rendered against Borrower or any Subsidiary or any other party to any Loan Document or Bond Document and shall remain undischarged, undismissed and unstayed for more than thirty days (except judgments validly covered by insurance with a deductible of not more than $500,000) or there shall occur any levy upon, or attachment, garnishment or other seizure of, any material portion of the assets of Borrower or any Subsidiary or any other party to any Loan Document or Bond Document by reason of the issuance of any tax levy, judicial attachment or garnishment or levy of execution; or

(h) Loss, theft, damage or destruction of any material portion of the tangible assets of Borrower or any of its Subsidiaries for which there is either no insurance coverage or for which, in the reasonable opinion of Bank, there is insufficient insurance coverage.r

8.2. Remedies. Without in any way limiting the right of Bank to demand payment of any portion of the Obligations payable on demand in accordance with this Agreement or any of the other Loan Documents, upon or at any time after the occurrence of an Event of Default, all of the Obligations then outstanding (whether under this Agreement, any of the other Loan Documents or otherwise) shall, at the option of Bank and without notice or demand by Bank, become at once due and payable and Borrower shall forthwith pay to Bank, in addition to any and all sums and charges due, the entire principal of and interest accrued on the Obligations plus reasonable attorneys’ fees, if the same are collected by or through an attorney at law. From and after the date of such acceleration of the maturity of the Obligations, the unpaid principal amount of the Obligations shall bear interest at the Default Rate until paid in full. Furthermore, upon the occurrence of an Event of Default and at any time thereafter, Bank may (A) pursuant to the applicable Indenture, advise the applicable Trustee that an Event of Default has occurred and instruct the Trustee to declare the principal of all Bonds then outstanding and interest thereon to be immediately due and payable, and (B) proceed hereunder, and under any of the Loan Documents and, to the extent therein provided, under the Bond Documents, in such order as it may elect and Bank shall have no obligation to proceed against any Person or exhaust any other remedy or remedies which it may have and without resorting to any other security, whether held by or available to Bank. Without limiting the generality of the foregoing, upon or at any time after the occurrence of an Event of Default:

(a) Bank may declare any or all Obligations (other than in respect of any Interest Rate Agreement) to be immediately due and payable (if not earlier demanded), bring suit against Borrower to collect the Obligations, exercise any remedy available to Bank hereunder or at law and take any action or exercise any remedy provided herein or in any other Loan Document or under applicable law. No remedy shall be exclusive of other remedies or impair the right of Bank to exercise any other remedies.

(b) Terminate any Interest Rate Agreement in accordance with the documentation therefore, and exercise any or all rights under such documentation relating to any such Interest Rate Agreement, including accelerating any such Interest Rate Agreement Obligations or unwinding such transactions in accordance with the terms thereof.

8.3. Receiver. In addition to any other remedy available to it, Bank shall have the absolute right, upon the occurrence of an Event of Default, to seek and obtain the appointment of a receiver to take possession of and operate and/or dispose of the business and assets of Borrower and any costs and expenses incurred by Bank in connection with such receivership shall bear interest at the Default Rate, at Bank’s option.

8.4. Deposits; Insurance. After the occurrence of an Event of Default, Borrower authorizes Bank to collect and apply against the Obligations when due any cash or deposit accounts in its possession, and irrevocably appoints Bank as its attorney-in-fact to endorse any check or draft or take other action necessary to obtain such funds.

9. [RESERVED].

10. Miscellaneous.

10.1. No Waiver, Remedies Cumulative. No failure on the part of Bank to exercise, and no delay in exercising, any right hereunder or under any other Loan Document or Bond Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and are in addition to any other remedies provided by law, any Loan Document, any Bond Document or otherwise.

10.2. Survival of Representations. All representations and warranties made herein shall survive the issuance of the Letter of Credit, and shall continue in full force and effect so long as any Obligations is outstanding, there exists any commitment by Bank to Borrower, and until this Agreement is formally terminated in writing.

10.3. Indemnification. Borrower hereby indemnifies and holds Bank harmless from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which Bank may incur (or which may be claimed against Bank by any Person): (i) by reason of or in connection with the execution and delivery or transfer of, or payment or failure to pay under, the Letter of Credit, provided that Borrower shall not be required to indemnify Bank for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (A) the willful misconduct or gross negligence of Bank in connection with paying drafts presented under the Letter of Credit or (B) Bank’s willful or negligent failure to pay under the Letter of Credit (other than in connection with a court order) after the presentation to it by the Trustee or a successor corporate fiduciary under the Indenture of a sight draft and certificate strictly complying with the terms and conditions of the Letter of Credit; or (ii) by reason of or in connection with the execution, delivery or performance of any of the Bond Documents or Loan Documents or any transaction contemplated by any thereof. In addition, if Borrower has generated, stored, or disposed of any hazardous substances on any applicable property, Borrower agrees to indemnify Bank against any liability, cost and expense, including reasonable attorneys’ fees actually incurred, arising out of or resulting from any such generation, storage, disposal or location. Anything herein to the contrary notwithstanding, nothing in this Section 10.3 is intended or shall be construed to limit Borrower’s reimbursement obligation contained in Article III hereof. Without prejudice to the survival of any other obligation of Borrower, the indemnities and obligations of Borrower contained in this Section 10.3 shall survive the payment in full of amounts payable pursuant to Article III and the Termination Date. Borrower’s obligation for indemnification for all of the foregoing losses, damages, liabilities, obligations, penalties, fees, costs and expenses of Bank shall be part of the Obligations, chargeable against Borrower’s loan account, and shall survive termination of this Agreement.

10.4. Transfer of Letter of Credit. The Letter of Credit may be transferred and assigned in accordance with the terms of the Letter of Credit.

10.5. Reduction of Letter of Credit. The Letter of Credit is subject to reduction pursuant to its terms. If the amount available to be drawn under the Letter of Credit shall be permanently reduced in accordance with the terms thereof, then Bank shall have the right to require the Trustee to surrender the Letter of Credit to Bank and to issue on such date, in substitution for such outstanding Letter of Credit, a substitute irrevocable letter of credit, substantially in the form of the Letter of Credit but with such changes therein as shall be appropriate to give effect to such reduction, dated such date, for the amount to which the amount available to be drawn under the Letter of Credit shall have been reduced.

10.6. Liability of Bank. Borrower, to the extent permitted by applicable law, assumes all risks of the acts or omissions of the Trustee and any beneficiary or transferee of the Letter of Credit with respect to its use of the Letter of Credit. Neither Bank nor any of its officers, directors, employees, agents or consultants shall be liable or responsible for:

(a) the use which may be made of the Letter of Credit or for any acts or omissions of the Trustee or any beneficiary or transferee in connection therewith;

(b) the validity, sufficiency or genuineness of documents, or of any endorsement(s) thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;

(c) payment by Bank against presentation of documents which do not comply with the terms of the Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or

(d) any other circumstances whatsoever in any way related to the making or failure to make payment under the Letter of Credit;

except only that Borrower shall have a claim against Bank, and Bank shall be liable to Borrower, to the extent but only to the extent, of any direct, as opposed to consequential damages suffered by Borrower which Borrower proves were caused by (i) willful misconduct or gross negligence of Bank in determining whether documents presented under the Letter of Credit complied with the terms of the Letter of Credit or (ii) willful failure or gross negligence of Bank to pay under the Letter of Credit after the presentation to it by the Trustee or a successor trustee or credit facility trustee under the Indenture of a sight draft and certificate strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

10.7. Notices. Any notice or other communication hereunder to any party hereto or thereto shall be by hand delivery, overnight delivery, facsimile, telegram, telex or registered or certified mail and unless otherwise provided herein shall be deemed to have been given or made when delivered, telegraphed, telexed, faxed or three (3) Business Days after having been deposited in the mails, postage prepaid, addressed to the party at its address specified below (or at any other address that the party may hereafter specify to the other parties in writing):

Bank:	WACHOVIA BANK, NATIONAL ASSOCIATION
100 S. Ashley Drive, Suite 1000
Tampa, FL 33602
Attn: Portfolio Management

and for Letter of Credit drawings

WACHOVIA BANK, NATIONAL ASSOCIATION
301 South Tryon Street
Charlotte, North Carolina 28288-0742
Attn: International Operations

Borrower:	SRI/Surgical Express, Inc.
12425 Race Track Road
Tampa, FL 33626
Attn: Chief Financial Officer

10.8. Governing Law. This Agreement and the Loan Documents shall be deemed contracts made under the laws of the State of Georgia and shall be governed by and construed in accordance with the laws of said state (excluding its conflict of laws provisions if such provisions would require application of the laws of another jurisdiction). Borrower hereby acknowledges that the Letter of Credit shall be governed by and construed in accordance with International Standby Practices (1998) of the Institute of International Banking Law & Practice, International Chamber of Commerce Publication No. 590 (“ISP98”).

10.9. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Borrower and Bank, and their respective successors and assigns; provided, that Borrower may not assign any of its rights hereunder without the prior written consent of Bank, and any such assignment made without such consent will be void.

10.10. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which when taken together shall constitute but one and the same instrument.

10.11. No Usury. Regardless of any other provision of this Agreement, the Bond Documents or in any other Loan Document, if for any reason the effective interest should exceed the maximum lawful interest, the effective interest shall be deemed reduced to, and shall be, such maximum lawful interest, and (i) the amount which would be excessive interest shall be deemed applied to the reduction of the principal balance of Borrower’s obligations hereunder and under the Bond Documents and Loan Documents and not to the payment of interest, and (ii) if Borrower’s obligations hereunder and under the Bond Documents and Loan Documents have been or is thereby paid in full, the excess shall be returned to the party paying same, such application to the principal balance of such obligations or the refunding of excess to be a complete settlement and acquittance thereof.

10.12. Powers. All powers of attorney granted to Bank are coupled with an interest and are irrevocable.

10.13. Approvals. If this Agreement calls for the approval or consent of Bank, such approval or consent may be given or withheld in the discretion of Bank unless otherwise specified herein.

10.14. Binding Arbitration; Preservation of Remedies.

(a) Binding Arbitration. Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any claim or controversy arising out of, or relating to the Loan Documents between the parties (a “Dispute”) shall be resolved by binding arbitration conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”) and the Federal Arbitration Act. Disputes may include, without limitation, tort claims, counterclaims, disputes as to whether a matter is subject to arbitration, claims brought as class actions, or claims arising from documents executed in the future. A judgment upon the award may be entered in any court having jurisdiction. Notwithstanding the foregoing, this arbitration provision does not apply to disputes under or related to swap agreements.

(b) Special Rules. All arbitration hearings shall be conducted in the city in which the office of Bank first stated above is located. A hearing shall begin within 90 days of demand for arbitration and all hearings shall be concluded within 120 days of demand for arbitration. These time limitations may not be extended unless a party shows cause for extension and then for no more than a total of 60 days. The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000. Arbitrators shall be licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA. The parties do not waive applicable Federal or state substantive law except as provided herein.

(c) Preservation and Limitation of Remedies. Notwithstanding the preceding binding arbitration provisions, the parties agree to preserve, without diminution, certain remedies that any party may exercise before or after an arbitration proceeding is brought. The parties shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale or under applicable law by judicial foreclosure including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgment by confession of judgment. Any claim or controversy with regard to the parties’ entitlement to such remedies is a Dispute.

(d) No Punitive Damages. Each party agrees that it shall not have a remedy of punitive or exemplary damages against the other in any Dispute and hereby waives any right or claim to punitive or exemplary damages it may have now or which may arise in the future in connection with any Dispute, whether the Dispute is resolved by arbitration or judicially.

(e) Waiver of Jury Trial. The parties acknowledge that by agreeing to binding arbitration they have irrevocably waived any right they may have to a jury trial with regard to a Dispute.

10.15. Participations. Bank shall have the right to enter into one or more participation with other lenders with respect to the Obligations. Upon prior notice to Borrower of such participation, Borrower shall thereafter furnish to such participant any information furnished by Borrower to Bank pursuant to the terms of the Loan Documents. Nothing in this Agreement or any other Loan Document shall prohibit Bank from pledging or assigning this Agreement and Bank’s rights under any of the other Loan Documents, including collateral therefor, to any Federal Reserve Bank in accordance with applicable law.

10.16. Waiver of Certain Defenses. To the fullest extent permitted by applicable law, upon the occurrence of any Event of Default, neither Borrower nor anyone claiming by or under Borrower will claim or seek to take advantage of any law requiring Bank to attempt to realize upon any collateral or collateral of any surety or guarantor, or any appraisement, evaluation, stay, extension, homestead, redemption or exemption laws now or hereafter in force in order to prevent or hinder the enforcement of this Agreement. Borrower, for itself and all who may at any time claim through or under Borrower, hereby expressly waives to the fullest extent permitted by law the benefit of all such laws. All rights of Bank and all obligations of Borrower hereunder shall be absolute and unconditional irrespective of (i) any change in the time, manner or place of payment of, or any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any provision of the Loan Documents or the Bond Documents, (ii) any exchange, release or non-perfection of any other collateral given as security for the Obligations, or any release or amendment or waiver of or consent to departure from any guaranty for all or any of the Obligations, or (iii) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Borrower or any third party, other than payment and performance in full of the Obligations.

10.17. Indirect Means. Any act which Borrower is prohibited from doing shall not be done indirectly through a Subsidiary or by any other indirect means.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BANK:

WACHOVIA BANK, NATIONAL ASSOCIATION

By:
Title:

BORROWER:

SRI/SURGICAL EXPRESS, INC.

By:
Title:

Attest:
Title:

[SEAL]

EXHIBIT A-1

FORM OF LETTER OF CREDIT

-i-

EXHIBIT A-2

FORM OF LETTER OF CREDIT

-i-

EXHIBIT B

1.	Trust Indenture, dated as of February 1, 1999, between The Industrial Development Board of the County of Hamilton, Tennessee (the “Issuer”) and Wachovia Bank, National Association, as Trustee (the “Trustee);

2.	Lease Agreement, dated as of February 1, 1999, between the Issuer and the Borrower;

3.	Tender Agency Agreement, dated as of February 1, 1999 by and between the Borrower and the Trustee;

4.	Placement Agent Agreement, dated as of February 24, 1999 by and among Industrial Development Board of the County of Hamilton, Tennessee, Borrower and Wachovia Capital Markets, LLC (formerly First Union Capital Markets Corp.);

5.	Remarketing Agreement, dated as of February 1, 1999, between the Borrower and Wachovia Capital Markets, LLC;

6.	Trust Indenture, dated as of June 1, 1999 by and between Borrower and the Trustee;

7.	Placement Agent Agreement, dated as of July 1, 1999 between the Borrower and Wachovia Capital Markets, LLC;

8.	Remarketing Agreement, dated as of June 1, 1999 between the Borrower and Wachovia Capital Markets, LLC; and

9.	Tender Agency Agreement, dated as of June 1, 1999 between the Borrower and the Trustee.

-i-

EXHIBIT “C”

FORM OF REDEMPTION NOTICE

The undersigned hereby certifies, represents and warrants that he is an officer of SRI/Surgical Express, Inc. (the “Company”).

Reference is made to that certain Trust Indenture dated as of February 1, 1999 (the “Indenture”), between Industrial Development Board of the County of Hamilton, Tennessee (the “Issuer”) and WACHOVIA BANK, NATIONAL ASSOCIATION, as trustee (the “Trustee”), relating to the below designated issue of bonds (the “Bonds”):

Industrial Development Board of the County of Hamilton, Tennessee

Industrial Development Revenue Bonds

(Sterile Recoveries, Inc. Project), Taxable Series 1999

Capitalized terms used herein are defined terms in the Indenture, and shall have the same meaning herein as set forth in the Indenture.

Pursuant to Section 7.1(a) of the Indenture, the Company (as successor by assignment to the Lessee) hereby notifies the Trustee of the election to optionally redeem the Bonds on the dates and in the amounts set forth in the schedule hereto. The final redemption shall be payment on the maturity date of the Bonds. The final redemption shall be payment on the maturity date of the Bonds.

This notice shall serve as a continuing notice of the election to optionally redeem Bonds in accordance with the above paragraph, unless otherwise notified by the Company. The Company requests that the Trustee provide the notices as required under the Indenture to the holders of the Bonds in the manner provided in the Indenture.

Dated:

SRI/SURGICAL EXPRESS, INC.

By:
Title:

-ii-

REDEMPTION SCHEDULE A-1

DATE	PAYMENT	BALANCE
	—	$4,500,000.00
February 1, 2004	$75,000.00	4,425,000.00
May 1, 2004	75,000.00	4,350,000.00
August 1, 2004	75,000.00	4,275,000.00
November 1, 2004	75,000.00	4,200,000.00
February 1, 2005	75,000.00	4,125,000.00
May 1, 2005	75,000.00	4,050,000.00
August 1, 2005	75,000.00	3,975,000.00
November 1, 2005	75,000.00	3,900,000.00
February 1, 2006	75,000.00	3,825,000.00
May 1, 2006	75,000.00	3,750,000.00
August 1, 2006	75,000.00	3,675,000.00
November 1, 2006	75,000.00	3,600,000.00
February 1, 2007	75,000.00	3,525,000.00
May 1, 2007	75,000.00	3,450,000.00
August 1, 2007	75,000.00	3,375,000.00
November 1, 2007	75,000.00	3,300,000.00
February 1, 2008	75,000.00	3,225,000.00
May 1, 2008	75,000.00	3,150,000.00
August 1, 2008	75,000.00	3,075,000.00
November 1, 2008	75,000.00	3,000,000.00
February 1, 2009	75,000.00	2,925,000.00
May 1, 2009	75,000.00	2,850,000.00
August 1, 2009	75,000.00	2,775,000.00
November 1, 2009	75,000.00	2,700,000.00
February 1, 2010	75,000.00	2,625,000.00
May 1, 2010	75,000.00	2,550,000.00
August 1, 2010	75,000.00	2,475,000.00
November 1, 2010	75,000.00	2,400,000.00
February 1, 2011	75,000.00	2,325,000.00
May 1, 2011	75,000.00	2,250,000.00
August 1, 2011	75,000.00	2,175,000.00
November 1, 2011	75,000.00	2,100,000.00
February 1, 2012	75,000.00	2,025,000.00
May 1, 2012	75,000.00	1,950,000.00
August 1, 2012	75,000.00	1,875,000.00
November 1, 2012	75,000.00	1,800,000.00
February 1, 2013	75,000.00	1,725,000.00
May 1, 2013	75,000.00	1,650,000.00
August 1, 2013	75,000.00	1,575,000.00
November 1, 2013	75,000.00	1,500,000.00
February 1, 2014	1,500,000.00

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EXHIBIT “D”

FORM OF REDEMPTION NOTICE

NOTICE FROM COMPANY OF ELECTION TO OPTIONALLY

REDEEM BONDS

The undersigned hereby certifies, represents and warrants that he is an officer of SRI/SURGICAL EXPRESS, INC., successor by assignment to SRI Realty Trust 1998-1 (the “Issuer”).

Reference is made to that certain Trust Indenture dated as of June 1, 1998 (the “Indenture”), between the Issuer and WACHOVIA BANK, NATIONAL ASSOCIATION, as trustee (the “Trustee”), relating to the below designated issue of bonds (the “Bonds”):

SRI Realty Trust 1998-1

Taxable Variable Rate Demand Bonds, Series 1999

Capitalized terms used herein are defined terms in the Indenture, and shall have the same meaning herein as set forth in the Indenture.

Pursuant to Section 7.1 of the Indenture, the Issuer hereby notifies the Trustee of the election to optionally redeem the Bonds on the dates and in the amounts set forth in the schedule hereto. The final redemption shall be payment on the maturity date of the Bonds. The final redemption shall be payment on the maturity date of the Bonds.

This notice shall serve as a continuing notice of the election to optionally redeem Bonds in accordance with the above paragraph, unless otherwise notified by the Issuer. The Issuer requests that the Trustee provide the notices as required under the Indenture to the holders of the Bonds in the manner provided in the Indenture.

Dated:

SRI/SURGICAL EXPRESS, INC.

By:
Title:

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REDEMPTION SCHEDULE A-2

DATE	PAYMENT	BALANCE
		$5,200,000.00
February 1, 2004	$90,000.00	5,110,000.00
May 1, 2004	90,000.00	5,020,000.00
August 1, 2004	90,000.00	4,930,000.00
November 1, 2004	90,000.00	4,840,000.00
February 1, 2005	90,000.00	4,750,000.00
May 1, 2005	90,000.00	4,660,000.00
August 1, 2005	90,000.00	4,570,000.00
November 1, 2005	90,000.00	4,480,000.00
February 1, 2006	90,000.00	4,390,000.00
May 1, 2006	90,000.00	4,300,000.00
August 1, 2006	90,000.00	4,210,000.00
November 1, 2006	90,000.00	4,120,000.00
February 1, 2007	90,000.00	4,030,000.00
May 1, 2007	90,000.00	3,940,000.00
August 1, 2007	90,000.00	3,850,000.00
November 1, 2007	90,000.00	3,760,000.00
February 1, 2008	90,000.00	3,670,000.00
May 1, 2008	90,000.00	3,580,000.00
August 1, 2008	90,000.00	3,490,000.00
November 1, 2008	90,000.00	3,400,000.00
February 1, 2009	90,000.00	3,310,000.00
May 1, 2009	90,000.00	3,220,000.00
August 1, 2009	90,000.00	3,130,000.00
November 1, 2009	90,000.00	3,040,000.00
February 1, 2010	90,000.00	2,950,000.00
May 1, 2010	90,000.00	2,860,000.00
August 1, 2010	90,000.00	2,770,000.00
November 1, 2010	90,000.00	2,680,000.00
February 1, 2011	90,000.00	2,590,000.00
May 1, 2011	90,000.00	2,500,000.00
August 1, 2011	90,000.00	2,410,000.00
November 1, 2011	90,000.00	2,320,000.00
February 1, 2012	90,000.00	2,230,000.00
May 1, 2012	90,000.00	2,140,000.00
August 1, 2012	90,000.00	2,050,000.00
November 1, 2012	90,000.00	1,960,000.00
February 1, 2013	90,000.00	1,870,000.00
May 1, 2013	90,000.00	1,780,000.00
August 1, 2013	90,000.00	1,690,000.00
November 1, 2013	90,000.00	1,600,000.00
February 1, 2014	1,700,000.00

-v-